Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Amended and Restated Interval Leisure Group, Inc. 2013 Stock and Incentive Compensation Plan, of our report dated February 27, 2018, except for the retrospective changes for revenue described in Note 1 and the subsequent events described in Note 18, as to which the date is June 5, 2018, with respect to the consolidated financial statements of Marriott Vacations Worldwide Corporation included in its Current Report on Form 8-K dated June 5, 2018, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Orlando, Florida
September 4, 2018